EXHIBIT 99.1

FCCC, INC.
200 Connecticut Avenue - 5th Floor
Norwalk, Connecticut 06854
(203) 855-7700

FOR IMMEDIATE RELEASE

FCCC, INC. CLOSES ASSET, STOCK SALES

NORWALK, CONNECTICUT, JULY 11, 2003 - FCCC, Inc. (OTCBB: FCIC) (formerly The First Connecticut Capital Corporation) today closed the sale of the assets of its mortgage business, except cash and a deferred tax asset, to a private company owned by former management. The mortgage business was the only operation of the Company. The purchase price was based in substantial part on the Company's May 31, 2003 balance sheet and will be adjusted pursuant to the Company's balance sheet at June 30.

The Company also announced the completion of the sale of 125,000 shares of Common Stock of the Company at $1.00 per share each to affiliates of Bernard Zimmerman, of Weston, Connecticut, and Martin Cohen, of New York City. Mr. Zimmerman was named President and CEO and Mr. Cohen was elected Chairman. The two also purchased five-year warrants to buy an additional 100,000 shares each, exercisable at $1.00 per share.

For more information contact:

Mr. Bernard Zimmerman, President and CEO, at (203) 855-7700 or Martin Cohen, Chairman, at (917) 601-6450.

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This press release contains forward-looking statements within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events or timing of events to be different. FCCC, Inc. refers interested parties to its proxy statement dated April 10, 2003 and other SEC filings for complete discussions about the Company.